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                                                                         EX-99.1
[LOGO OF MELLON]                                      News Release
             ANALYSTS:             MEDIA:
             ---------             ------
             Donald J. MacLeod     Magaret Kirch Cohen
   Contact:  (412) 234-5601        (412) 234-0850     Corporate Affairs
                                                      One Mellon Bank  Center
                                                      Pittsburgh, PA  15258-0001
             David T. Lamar
             (412) 234-4633

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FOR IMMEDIATE RELEASE


MELLON BOARD EXTENDS CAHOUET'S CONTRACT THROUGH 1998
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PITTSBURGH, Sept. 20 1995 -- Mellon Bank Corporation today announced that its board of directors has unanimously approved the extension of the employment contract of Frank V. Cahouet, chairman, president and chief executive officer, through the end of December 1998. Cahouet, who is 63, is expected to retire at that time.

     "We are delighted that Frank Cahouet has agreed to serve as Mellon's chairman for three more years," said Andrew W. "Drew" Mathieson, chairman of the human resources committee of Mellon's board of directors. "Frank Cahouet is a builder. If you look at Mellon's progress during the past eight years, it's clear that he has positioned Mellon to be a leader in the financial services industry of the future.

     "Mellon is fortunate to have a strong team of highly talented senior managers who have successfully executed Mellon's strategy of balance and growth," he added. "Although it is entirely too early to discuss a successor, we expect Mr. Cahouet's replacement to come from within Mellon."

     With balance sheet assets of approximately $40 billion and assets under management or administration of approximately $910 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. The Corporation provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions.

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